Exhibit 99.1

           Analog Devices' First-Quarter Revenue Increases
                 30% Year-Over-Year, 9% Sequentially

    NORWOOD, Mass.--(BUSINESS WIRE)--Feb. 12, 2004--Analog Devices, Inc. (NYSE: ADI), a global leader in high-performance semiconductors for signal processing applications, today reported that revenue rose 30% year-over-year and 9% sequentially to $605.4 million for the first quarter of fiscal 2004, which ended on January 31, 2004. Net income for the quarter was $116.8 million. The first quarter's diluted earnings per share (EPS) under generally accepted accounting principles (GAAP) was $0.30, up from $0.16 for the same period one year ago and up from $0.23 for the immediately prior quarter. ADI also announced that the company's Board of Directors declared a cash dividend of $0.04 per outstanding share of common stock, payable on March 17, 2004 to all stockholders of record at the close of business on February 27, 2004.

    "As a result of customer demand that continued to strengthen throughout the first quarter, we achieved financial performance well ahead of our previous expectations and fiscal year 2004 is clearly off to a great start," said Mr. Jerald G. Fishman, president and CEO.

    "We experienced solid sequential and year-over-year revenue growth across the breadth of our high-performance analog and DSP product portfolio.

    "Shipments increased in all regions and end markets, particularly among the wide range of customers who design industrial and instrumentation systems, medical electronics, and automatic test equipment. Shipments to the consumer, communications, and computer end markets also grew during the quarter.

    "Gross margins for the first quarter of fiscal 2004 increased to 57.1% of sales, up from 55.8% of sales in the prior quarter.
Increasing gross margin coupled with tight expense control resulted in operating margins rising to 24.1% of sales."

    Turning to the balance sheet Mr. Fishman said, "Our balance sheet continues to strengthen. Our cash and short-term investment balance grew by $190 million to $2.3 billion after $27 million of capital expenditures and a $15 million dividend payment. Days cost of sales in inventory declined to 103 days in the first quarter compared to 106 days in the previous quarter, while days sales in accounts receivable remained flat at 48 days."

    Regarding the near-term outlook, Mr. Fishman said, "Customer order patterns are providing us with the best visibility we have had in many quarters. As a result, our backlog of products requested to ship within the next 13 weeks has increased sequentially by 23% to $475 million. During the second quarter of fiscal 2004, we are planning for revenues to grow sequentially by approximately 7% to 10%, which is approximately $650 to $665 million, and for EPS to be in the range of $0.34 to $0.35."

    Taking a long-term view Mr. Fishman concluded, "We believe high-performance analog and DSP will continue to be among the fastest-growing product categories within the semiconductor industry and that ADI can continue to gain market share in these areas. The pervasiveness of signal processing throughout virtually all types of electronic equipment provides ADI with the opportunity for significant revenue growth over the next few years."

    Mr. Fishman will discuss the first quarter's results and the near-term outlook via webcast, accessible from www.analog.com, today beginning at 4:30 pm EST. Investors who prefer to join by telephone may call 706-634-7193 ten minutes before the call begins and provide the password "ADI."

    A replay will be available almost immediately after the call. The replay may be accessed for up to one week by dialing 706-645-9291
(replay only) and providing the conference ID: 5207685 or by visiting the Investor Relations page on ADI's web site.

    Analog Devices, Inc. is a leading manufacturer of precision high-performance integrated circuits used in analog and digital signal processing applications. ADI is headquartered in Norwood, Massachusetts, and employs approximately 8,600 people worldwide. It has manufacturing facilities in Massachusetts, California, North Carolina, Ireland, the Philippines, and the United Kingdom. Analog Devices' common stock is listed on the New York Stock Exchange and ADI is included in the S&P 500 Index.

    Safe harbor statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, including our statements regarding planned revenues, earnings, and operating margins, that are based on our current expectations, beliefs, assumptions, estimates, forecasts, and projections about the industry and markets in which Analog Devices operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing Analog Devices' expectations or beliefs as of any date subsequent to the date of this press release. Important factors that may affect future operating results include the effects of adverse changes in overall economic conditions, currency exchange rate fluctuations, the timing and duration of market upturns and downturns, the growth or contraction of the markets we serve, demand for semiconductors generally and for our products in particular, the risk that our backlog could decline significantly, our ability to hire engineers and other qualified employees needed to meet the expected demands of our customers, reversals or slowdowns in the markets or customers served by our products, the adverse effects of building inventories to meet planned growth that fails to materialize, the occurrence and frequency of inventory and lead-time reduction cycles, raw material availability, availability of both internal and external manufacturing capacity, technological and product development risks, competitors' actions and technological innovations, and other risk factors described in our Annual Report on Form 10-K for the fiscal year ended November 1, 2003, as filed with the Securities and Exchange Commission.


 Analog Devices Supplemental Information, First Quarter, Fiscal 2004

                        Sales/Earnings Summary
         (In thousands of dollars, except per-share amounts)

                                        1Q 04       4Q 03       1Q 03
  Three Months Ended             Jan 31, 2004 Nov 1, 2003 Feb 1, 2003

Net Sales                           $605,353    $557,517    $467,423
   Y/Y Growth                             30%         22%         19%
   Q/Q Growth                              9%          7%          3%
Cost of Sales                        259,888     246,605     214,286
Gross Margin                         345,465     310,912     253,137
   Percent of Sales                     57.1%       55.8%       54.2%
Operating Expenses:
   R&D                               118,237     112,418     107,112
   Selling, Marketing and G&A         79,238      75,007      69,315
   Acquisition-related expenses        2,393       2,664       2,849
   Restructuring Costs                     -       9,193           -
Operating Income                     145,597     111,630      73,861
   Percent of Sales                     24.1%       20.0%       15.8%
Other (Income) Expense                (4,197)       (649)     (3,052)
Income Before Tax                    149,794     112,279      76,913
Provision for Taxes                   32,955      24,252      16,921
   Tax Rate                               22%         22%         22%
Net Income                          $116,839     $88,027     $59,992
   Percent of Sales                       19%         16%         13%

Shares used for EPS - Basic          372,052     368,511     363,138
Shares used for EPS - Diluted        392,904     387,381     378,197

Earnings per Share - Basic             $0.31       $0.24       $0.17
Earnings per Share - Diluted           $0.30       $0.23       $0.16

Dividends declared per share           $0.04          $-          $-



 Analog Devices Supplemental Information, First Quarter, Fiscal 2004

                  Selected Balance Sheet Information
                      (In thousands of dollars)

                                        1Q 04       4Q 03       1Q 03
                                 Jan 31, 2004 Nov 1, 2003 Feb 1, 2003

Cash & Short-term Investments     $2,306,525  $2,116,743  $2,999,732
Accounts Receivable, Net             315,900     294,781     231,422
Inventories                          292,626     287,502     294,478
Other Current Assets                 175,131     186,690     185,433
  Total Current Assets             3,090,182   2,885,716   3,711,065
PP&E, Net                            660,891     671,140     754,571
Investments                          356,535     341,573     276,595
Intangible Assets                    171,360     172,019     173,985
Other                                 23,269      22,429     116,086
Total Assets                      $4,302,237  $4,092,877  $5,032,302

Current Liabilities                 $372,220    $342,132    $360,611
Deferred income-shipments to
 distributors                        138,266     121,345     106,686
Long-term Debt                             -           -   1,275,269
Non-Current Lease Obligations              -           -         247
Non-Current Liabilities              353,760     341,326     316,424
Stockholders' Equity               3,437,991   3,288,074   2,973,065
Total Liabilities & Equity        $4,302,237  $4,092,877  $5,032,302



          Capital Expenditures, Depreciation & Amortization
                      (In thousands of dollars)

                                        1Q 04       4Q 03       1Q 03
  Three Months Ended             Jan 31, 2004 Nov 1, 2003 Feb 1, 2003

Capital Expenditures                 $27,073     $18,358     $14,953
Depreciation                         $37,565     $39,320     $41,539
Amortization of Intangibles             $677        $660        $652

    CONTACT: Analog Devices
             Maria Tagliaferro, 781-461-3282
             investor.relations@analog.com